Exhibit 99.1

T2 Biosystems Announces Second Quarter 2023 Financial Results

Received FDA Breakthrough Device Designation for Candida auris test, achieved record quarterly sepsis test panel orders and received second largest sepsis driven T2Dx® Instrument order

LEXINGTON, Mass., August 7, 2023 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO) (the “Company”), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced financial results for the second quarter ended June 30, 2023.

Recent Financial and Operational Highlights

•	Achieved second quarter total revenue of $2.0 million, a decrease of 67% compared to the prior year period primarily due to a $3.4 million reduction in BARDA research contribution revenues.

•	Achieved sepsis test panel revenue of $1.3 million, representing an increase of 7% compared to the prior year period, despite ending the quarter with a $350 thousand sepsis test backorder.

•	Executed contracts for 11 T2Dx Instruments during the second quarter, including 4 in the U.S. and 7 internationally.

•	Secured multi-year contract with a European distributor for 7 T2Dx Instruments and sepsis test panels for Poland – including T2Bacteria® Panel, T2Candida® Panel, and T2Resistance® Panel.

•	Strengthened balance sheet by converting $10.0 million, or approximately 20%, of term loan debt with CRG Servicing LLC (“CRG”) in exchange for shares of T2 Biosystems equity.

•	Cash and cash equivalents totaled $16.1 million as of June 30, 2023, and the Company raised an additional $10.9 million in net proceeds through ATM sales during the third quarter.

•	Received extension to comply with Nasdaq listing requirements through November 20, 2023.

Recent Pipeline and Clinical Highlights

•	Received FDA Breakthrough Device designation for Candida auris direct-from-blood molecular diagnostic test, marking the third T2 Biosystems’ product to receive this designation.

•	Completed patient enrollment in the U.S. clinical trial for the T2Resistance Panel.

•	Filed FDA submission for T2Biothreat™ Panel, a direct-from-blood diagnostic test that runs on the FDA-cleared T2Dx Instrument and detects six biothreat pathogens identified as threats by CDC.

•	Established a clinical collaboration with Vanderbilt University Medical Center to implement the T2Bacteria Panel and assess its impact on antibiotic usage and clinical interventions.

“Our second quarter results were highlighted by record quarterly sepsis test panel orders and the second largest sepsis-driven instrument order in company history, demonstrating increasing demand for our life-saving direct-from-whole blood sepsis pathogen detection products,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “Progressing each of our corporate priorities, the implementation of our strategic restructuring program, which has led to a reduction in operating costs and the strengthening of the balance sheet, positions T2 Biosystems to continue the exploration of strategic alternatives and execute on our product development and growth initiatives.”

Second Quarter 2023 Financial Results

Total revenue for the second quarter of 2023 was $2.0 million, a 67% decrease compared to the prior year period, driven primarily by reduced BARDA contribution revenues and de minimus COVID-19 test sales. Product revenue was $2.0 million, a decrease of 23% compared to the prior year period, driven by the decline in COVID-19 test sales and partially offset by increased sepsis test sales.

Cost of product revenue for the second quarter of 2023 was $4.9 million, a 4% decrease compared to the prior year period, driven by decreased COVID-19 test sales. Research and development expenses were $3.9 million, a 52% decrease compared to the prior year period, driven by decreased BARDA contract activities. Selling, general and administrative expenses were $6.3 million, a 20% decrease compared to the prior year period driven by decreased Medical Affairs spending.

Net loss for the second quarter of 2023 was $6.3 million, $0.08 per share, compared to a net loss of $18.0 million, $5.10 per share, in the prior year period.

Cash and cash equivalents totaled $16.1 million as of June 30, 2023. The Company raised $18.5 million in net proceeds through ATM sales in the second quarter of 2023 and on July 6, 2023, converted $10 million, or approximately 20%, of its term loan into equity.

Updated 2023 Financial Outlook

The Company now expects full year total sepsis and related product revenue of $9.5 million to $10.5 million, representing growth of 13% to 25%, compared to 2022.

Webcast and Conference Call Information

The Company’s management team will host a conference call today, August 7, 2023, beginning at 4:30 pm ET. Investors interested in listening to the call may do so by dialing 888-506-0062 for domestic callers or 973-528-0011 for International callers and using conference ID 420267 approximately five minutes prior to the start time. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at www.t2biosystems.com.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2SARS-CoV-2™ Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the T2Biothreat™ Panel, the Candida auris test, and T2Lyme™ Panel, as well as next-generation products for the detection of bacterial and fungal pathogens and associated antimicrobial resistance markers. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue results and cash balance, financial outlook, instrument contracts, timing of completing clinical trials and filing of an FDA submission, impact of operating expense reductions, anticipated strategic priorities, product demand, commitments or opportunities, and growth expectations or targets, as well as statements that include the words “expect,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; (iv) failure to regain and maintain compliance with Nasdaq listing requirements and receipt of shareholder approval at our upcoming annual meeting of a reverse stock split; or (v) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission, or SEC, on March 31, 2023, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$16,084	$10,329
Accounts receivable	1,349	2,163
Inventories	4,337	4,285
Prepaid expenses and other current assets	2,100	2,582

Total current assets	23,870	19,359
Property and equipment, net	4,572	4,533
Operating lease right-of-use assets	8,088	8,741
Restricted cash	551	1,551
Other assets	49	143

Total assets	$37,130	$34,327

Liabilities and stockholders’ deficit
Current liabilities:
Notes payable	$50,571	$49,651
Accounts payable	2,234	1,296
Accrued expenses and other current liabilities	10,400	7,269
Operating lease liability	1,480	1,352
Derivative liability related to Term Loan	836	—
Warrant liabilities	270	39
Deferred revenue	265	172

Total current liabilities	66,056	59,779
Operating lease liabilities, net of current portion	7,433	8,214
Deferred revenue, net of current portion	64	52
Derivative liability related to Term Loan, net of current portion	—	1,088
Accrued interest on term loan	—	4,849
Total liabilities	73,553	73,982

Commitments and contingencies (see Note 13)
Stockholders’ deficit
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 400,000,000 shares authorized; 241,849,922 and 7,716,519 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	242	8
Additional paid-in capital	521,866	494,556
Accumulated deficit	(558,531)	(534,219)

Total stockholders’ deficit	(36,423)	(39,655)

Total liabilities and stockholders’ deficit	$37,130	$34,327

T2 BIOSYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Product revenue	$1,964	$2,559	$3,619	$6,403
Contribution revenue	—	3,352	423	6,742

Total revenue	1,964	5,911	4,042	13,145
Costs and expenses:
Cost of product revenue	4,869	5,081	8,864	11,286
Research and development	3,850	8,025	8,321	14,681
Selling, general and administrative	6,296	7,824	13,595	17,054

Total costs and expenses	15,015	20,930	30,780	43,021

Loss from operations	(13,051)	(15,019)	(26,738)	(29,876)
Other income (expense):
Interest income	2	2	4	5
Interest expense	(1,541)	(1,346)	(3,063)	(2,996)
Change in fair value of derivative related to Term Loan	1,022	(1,675)	252	(1,675)
Change in fair value of warrant liabilities	7,192	—	5,888	—
Other income	37	4	37	13
Other expense	—	—	(682)	—
Other losses	(8)	—	(10)	—

Total other income (expense)	6,704	(3,015)	2,426	(4,653)

Net loss	$(6,347)	$(18,034)	$(24,312)	$(34,529)

Net loss per share — basic and diluted	$(0.08)	$(5.10)	$(0.51)	$(9.96)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	80,916,888	3,535,763	47,460,986	3,466,816

Other comprehensive loss:
Net loss	$(6,347)	$(18,034)	$(24,312)	$(34,529)
Net unrealized gain on marketable securities arising during the period	—	9	—	2
Net realized loss on marketable securities included in net loss	—	2	—	2

Total other comprehensive income, net of taxes	—	11	—	4

Comprehensive loss	$(6,347)	$(18,023)	$(24,312)	$(34,525)